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Exhibit 10.36

SECOND AMENDMENT TO LEASE

        THIS SECOND AMENDMENT TO LEASE (this "Amendment") is executed as of April 11, 2007, by and between ECI SHERMAN PLAZA LLC, a Delaware limited liability company ("Landlord"), and HEMACARE CORPORATION, a California corporation ("Tenant").

Recitals

        A.    Landlord and Tenant entered into a Lease Agreement dated February 10, 2006 (the "Original Lease"). Under the terms of the Original Lease Tenant leases from Landlord the following three (3) spaces in the building located at 15350 Sherman Way, Van Nuys, California (the "Building"):

            (i)  the Initial Ground Floor Premises containing 7,178 rentable square feet on the first (1st) floor of the Building, and the Initial Third Floor Premises containing 4,455 rentable square feet on the third (3rd) floor of the Building (together, the "Initial Premises"), and

           (ii)  the "Additional Premises" containing 8,011 rentable square feet third (3rd) floor of the Building.

        B.    Landlord and Tenant entered into a First Amendment to Lease dated as of August 17, 2006 (the "First Amendment"). Under the First Amendment, Landlord and Tenant (i) agreed on the delivery date for the Initial Premises, (ii) changed the Delivery Deadline for the Additional Premises, and (iii) relocated the Initial Third Floor Premises and the Additional Premises, all as more particularly contained therein. The Original Lease, as amended by the First Amendment, is herein called the "Lease".

        C.    The Term of the Lease is scheduled to expire on July 31, 2017 (the "Expiration Date").

        D.    By letter dated January 5, 2007 (the "Office Notice Letter") Landlord delivered an "Offer Notice" in accordance with the provisions of Article 38 of the Original Lease. The Offer Notice offered to lease to Tenant Suite 380 containing approximately 5,735 rentable square feet, and 4,977 usable square feet (the "Expansion Premises") in accordance with the terms contained in such Offer Notice.

        E.    Tenant has agreed to lease the Expansion Premises, and the parties desire to memorialize the terms of the parties' agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Lease is amended as follows:

        1.    Definitions.    Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this Amendment shall have the same meaning given such terms in the Lease.

        2.    Leasing of Expansion Premises.    Commencing on June 1, 2007 (the "Expansion Premises Commencement Date") and continuing through the entire Term, Landlord leases to Tenant and Tenant leases from Landlord, the Expansion Premises. The Term of the Lease for the Expansion Premises shall expire on the Expiration Date. The parties agree that for all purposes under this Amendment, the Expansion Premises contains 5,735 rentable square feet and 4,977 usable square feet.

        3.    Base Rent.    Tenant shall pay the following Base Rent for the Expansion Premises in accordance with the provisions of the Original Lease:

Months	Monthly Base Rent
June 1, 2007 - May 31, 2008:	$13,247.85/mo.
June 1, 2008 - May 31, 2009:	$13,764.00/mo.
June 1, 2009 - May 31, 2010:	$14,280.15/mo.
June 1, 2010 - May 31, 2011:	$14,796.30/mo.
June 1, 2011 - May 31, 2012:	$15,369.80/mo.

          During the remainder of the Term after May 31, 2012 the Base Rent for the Expansion Premises shall be Fair Market Base Rental (as defined in Article 43—Extension Option, in Exhibit D to the Original Lease), subject to the following: Base Rent shall be determined as if the Term expired on May 31, 2012, and the sixty-two (62) month period beginning June 1, 2012 would be an Extension Period, except that (a) for the purposes of this paragraph, Tenant shall be deemed to have given written notice of the exercise of the Extension Option on March 1, 2012 (rather than 9 to 12 months prior to the expiration of the initial Term), (b) the Base Rent for the Expansion Premises shall not be less than $15,369.80 per month, (c) Landlord shall not be obligated to contribute funds toward the cost of any remodeling, renovation, alteration or improvement work in the Expansion Premises, and (d) for the purposes of the Expansion Premises the Term is sixty-two (62) months, rather than five (5) years contained in Article 43. As soon as is reasonably possible after March 1, 2012, Landlord and Tenant shall, if requested by either party, execute and acknowledge an instrument confirming the Base Rent payable for the Expansion Premises during the remainder of the initial Term beginning June 1, 2012. The use of the provisions of the Extension Option to determine Base Rent for the Expansion Premises after May 31, 2012 in accordance with the provisions of this paragraph shall not affect Tenant's right to exercise the Extension Option for the entire Premises at the expiration of the initial Term.

        4.    Base Year.    The Base Year for the Expansion Premises shall be calendar year 2007.

        5.    Tenant's Share.    Effective on the Expansion Premises Commencement Date, Tenant's Share is hereby changed to be 20.97%.

        6.    Tenant's Services.    Tenant shall provide its own janitorial and waste disposal service for the Expansion Premises in accordance with the provisions of Section 9.3 of the Original Lease.

        7.    Condition of Expansion Premises.    Tenant has inspected the Expansion Premises and has agreed to take the Expansion Premises in its current "AS IS" condition, provided that Tenant Improvements in the Expansion Premises shall be constructed in accordance with the provisions of the Construction Rider attached as Exhibit B to this Amendment.

        8.    Parking.    On the Expansion Premises Commencement Date, in addition to the number of parking spaces provided by Landlord under the provisions contained in Article 37 Parking in Exhibit D to the Original Lease, Landlord shall provide Tenant (a) eight (8) reserved tandem parking spaces within four (4) rows of tandem parking adjacent to Tenant's existing tandem parking, and (b) seventeen (17) unassigned and non-exclusive parking spaces in the Parking Facility.

        9.    Security Deposit.    Concurrent with Tenant's execution of this Amendment, Tenant shall deliver to Landlord (a) $15,369.80 to be added to the Security Deposit and held by Landlord in accordance with the provisions of Article 4 of the Original Lease, and (b) an amendment to the Letter of Credit, increasing the Face Amount by $90,000.00 to be held by Landlord in accordance with the provisions of Article 39 of the Original Lease, subject to the L/C Burnoff contained in Section 39(b) of the Original Lease.

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        10.    Full Force and Effect; No Other Amendment.    The submission of this Amendment for examination does not constitute an offer or an option for Tenant to lease or use the Expansion Premises. This Amendment shall become effective as a binding agreement only upon execution and delivery of a fully executed copy by Landlord to Tenant. Except as amended by this Amendment, the Lease has not been amended or modified; and all of the terms and provisions of the Lease, as modified by this Amendment, remain unmodified and in full force and effect. Landlord and Tenant hereby ratify the Lease, as amended herein. This Amendment contains the entire agreement between Landlord and Tenant regarding the subject matters contained herein, and except for the Lease supersedes all prior of contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral, all of which are merged herein. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment is hereby executed and delivered in multiple counterparts, each of which shall have the force and effect of an original.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:			TENANT:
ECI SHERMAN PLAZA LLC, a Delaware limited liability company			HEMACARE CORPORATION, a California corporation
by:	Embarcadero Capital Investors LP,		By:	/s/ Judi Irving
a Delaware limited partnership,
	sole member			Name: Judi Irving
Title: President & CEO
by	Embarcadero Capital Partners LLC,		By:	/s/ Robert S. Chilton
a Delaware limited liability company,
	its sole general partner			Name: Robert S. Chilton
Title: EVP & CFO
	by:	Hamilton Partners, LP
Manager
	by:	Hamilton Ventures, Inc.,
general partner
	by:	/s/ John Hamilton John Hamilton, President

(For corporate entities, signature by TWO corporate officers is required: one by (x) the chairman of the board, the president, or any vice president; and the other by (y) the secretary, any assistant secretary, the chief financial officer, or any assistant treasurer.)

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EXHIBIT A

ATTACHED TO AND FORMING A PART OF
SECOND AMENDMENT
DATED AS OF APRIL 11, 2007
BETWEEN
ECI SHERMAN PLAZA LLC, AS LANDLORD,
AND
HEMACARE CORPORATION, AS TENANT ("AMENDMENT")

EXPANSION PREMISES

[Floor plan showing location
and configuration of Expansion Premises
to be inserted.]

INITIALS:
Landlord	/s/ JH
Tenant	/s/ JI

Exhibit A, Page 1

EXHIBIT B

ATTACHED TO AND FORMING A PART OF
SECOND AMENDMENT
DATED AS OF APRIL 11, 2007
BETWEEN
ECI SHERMAN PLAZA LLC, AS LANDLORD,
AND
HEMACARE CORPORATION, AS TENANT ("AMENDMENT")

CONSTRUCTION RIDER

        1.    Tenant Improvements.    Tenant shall, with reasonable diligence through a contractor (the "Contractor") approved by Landlord pursuant to the provisions of this Section 1, construct and install in the Expansion Premises the improvements and fixtures provided for in this Construction Rider ("Tenant Improvements"). Tenant hereby designates Bob Chilton as the individual authorized to act as Tenant's representative with respect to all approvals, directions and authorizations pursuant to this Tenant Work Letter.

        Prior to the contract for the Tenant Improvements being put out to bid, Landlord and Tenant may each add the names of two (2) contractors to the bid list for construction of the Tenant Improvements. Landlord shall have the reasonable right to review and approve each contractor on the bid list based upon such contractor's qualifications, including (a) quality of work, (b) creditworthiness, (c) experience, and (d) references. Landlord approves Warner Constructors, Inc. as the Contractor.

          1.1.    Plans.    The Tenant Improvements shall be constructed substantially as shown on a conceptual space plan for the Expansion Premises to be approved in writing by Landlord and prepared by Wolcott Architecture Interiors ("Space Planner") as the space planner for the Expansion Premises ("Space Plan"). Landlord shall approve or disapprove the Space Plan by written notice given to Tenant within ten (10) days after receipt of the Space Plan. If Landlord disapproves a Space Plan, Landlord shall return the Space Plan to Tenant with a statement of Landlord's reasons for disapproval, or specifying any required corrections and/or revisions. Landlord shall approve or disapprove of any revisions to the Space Plan by written notice given to Tenant within five (5) business days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Space Plan.

          After approval of the Space Plan, the Space Planner will prepare and deliver to Landlord and Tenant detailed plans and specifications sufficient to permit the construction of the Tenant Improvements by Tenant's Contractor in accordance with the Space Plan and the cost agreed upon by Landlord and Tenant for the total cost of the Tenant Improvements ("Construction Documents"). The Tenant Improvements, as shown in the Construction Documents shall include Building standard entry doors and hardware. Landlord shall respond to the Construction Documents within ten (10) days after receipt thereof, specifying any changes or modifications Landlord requires in the Construction Documents. Landlord shall not unreasonably require changes or modifications or withhold its approval of the Construction Documents; provided, however, Landlord may, in its sole and absolute discretion, require changes or modifications or withhold its approval of the Construction Documents if (1) the Tenant Improvements will affect the Base Building or the Building Systems, (2) the Tenant Improvements will alter or be visible from the exterior of the Expansion Premises, (3) any elements of the Tenant Improvements are inconsistent with Landlord's standard protocols or rules for construction in the Building, (4) any element of the Tenant Improvements fails to comply with any applicable Law, or (5) the cost of removing the Tenant Improvements at the end of the Term would be excessive in Landlord's reasonable estimation. Following Landlord's required changes or modifications, the Space Planner will then revise the Construction Documents and resubmit them to Landlord for its approval.

  Landlord shall approve or disapprove the same within ten (10) days after receipt. The revised Construction Documents, as finally approved by Tenant and Landlord, are hereinafter referred to as the "Final Construction Documents".

          1.2.    Construction.    Following approval by Landlord and Tenant of the Final Construction Documents, Tenant shall cause the Contractor to promptly commence and diligently proceed to cause the Tenant Improvements to be constructed in accordance with Landlord's standard protocols and rules for construction in the Building, and Article 6 of the Original Lease. Prior to commencement of construction, Tenant shall provide evidence satisfactory to Landlord that Tenant has obtained the insurance required to be maintained by Tenant pursuant to the Original Lease. Tenant shall provide Landlord with at least fifteen (15) days' prior written notice of the date for its commencement of construction of the Tenant Improvements in the Expansion Premisees, in order to permit Landlord to post, file, and record such Notices of Nonresponsibility and other instruments as may be necessary to protect Landlord and its property from claims by contractors for construction costs that are to be paid by Tenant. Tenant will obtain, comply with and keep in effect all consents, permits and approvals required by any governmental authorities (collectively, "Permits") that relate to or are necessary for the lawful construction of the Tenant Improvements. At the time Final Construction Documents are ready for submission to any governmental authorities for review in connection with the Permits, Landlord shall be notified in writing by Tenant. Prior to applying for any of the Permits or submitting documentation in connection therewith, Tenant shall provide Landlord with the opportunity to review and approve any Permit applications Tenant intends to file. Tenant shall further provide Landlord with any comments to any submitted plan documents made by any governmental authority immediately upon Tenant's receipt of same (all of which comments shall be subject to the provisions of Section 1.4 below), and copies of all Permits required for construction of the Tenant Improvements upon issuance. Tenant shall comply with all applicable Laws and with all recorded restrictions affecting the Property. Landlord shall have the right to suspend any construction activity by Tenant that detracts from harmonious labor relations at the Property.

          1.3.    Cost of Tenant Improvements.

            1.3.1.    Expansion Improvement Allowance; Supervision Fee.    Landlord shall contribute up to Seventy-Four Thousand Six Hundred Fifty-Five and 00/100 Dollars ($74,655.00) (the "Expansion Improvement Allowance") toward the actual costs of the design (including preparation of the Space Plan and Construction Documents), construction and installation of the Tenant Improvements in the Expansion Premises incurred and paid by Tenant to third parties (including a project manager) and the payment of Landlord's supervision fee in the total amount of $7,500.00 ("Supervision Fee") for constructing the Tenant Improvements. The balance, if any, of the cost of the Tenant Improvements shall be paid by Tenant directly to applicable third parties. Landlord's Supervision Fee shall be paid out of the Expansion Improvement Allowance prior to commencement of construction of the Tenant Improvements. Neither Tenant nor Tenant's contractors shall be required to pay for elevator use, freight elevator use, loading access, or utilities during planning and construction of the Tenant Improvements.

            1.3.2.    Disbursement of Expansion Improvement Allowance.    Landlord shall disburse the Expansion Improvement Allowance to Tenant as the construction of the Tenant Improvements progresses in the Expansion Premises, as follows: On or before the tenth (10th) day of each month, Tenant shall deliver to Landlord an application for reimbursement, accompanied by documentary evidence as reasonably required by Landlord (including, at a minimum, copies of the paid invoices and unconditional mechanics' lien waivers reasonably required by Landlord and signed by the applicable party) of the costs incurred by Tenant for the design and construction of the Tenant Improvements since the last application for reimbursement. Within thirty (30) days after Landlord's receipt of such an application for reimbursement, Landlord shall pay to Tenant a pro rata share of such application determined by multiplying the amount of such application by a fraction, the numerator of which is the Expansion Improvement Allowance and the denominator of which is the greater of (1) the total estimated cost of the Tenant Improvements, including all professional fees and services, and all licensing and permit fees, or (2) the Expansion Improvement Allowance; provided, however that after making the foregoing calculation Landlord shall retain an amount equal to ten percent (10%) of Landlord's pro rata share of each application (the "Landlord Retention"), which Landlord Retention shall be released pursuant to the provisions of Section 1.3.3 below.

            1.3.3.    Evidence of Completion.    Within thirty (30) days following substantial completion of the Tenant Improvements in the Expansion Premises (which shall mean completion of the Tenant Improvements and receipt of permit sign-offs sufficient to permit legal occupancy of the Expansion Premises, subject only to correction of punch-list items that do not affect safe occupancy of the Expansion Premises), Tenant shall submit to Landlord:

              (a)   A statement of Tenant's final construction costs, together with receipted evidence showing payment thereof, reasonably satisfactory to Landlord, and, to the extent not previously delivered, fully executed and notarized unconditional lien releases in the form prescribed by law from Tenant's contractors, copies of all detailed, final invoices from Tenant's contractors related to the Tenant Improvements.

              (b)   All Permits and other documents issued by any governmental authority in connection with the approval and completion of the Tenant Improvements, and all evidence reasonably available showing compliance with all applicable Laws of any and all governmental authorities having jurisdiction over the Expansion Premises, including, without limitation, a certificate of occupancy or its equivalent such as duly signed-off job cards, building permit sign-offs, and/or other appropriate authorization for physical occupancy of the Expansion Premises.

              (c)   A valid certificate of substantial completion executed by Tenant's architect confirming that the Tenant Improvements have been substantially completed in accordance with the Final Construction Documents, subject to punch-list items to be completed by Tenant's contractors after the Expansion Premises Commencement Date.

              (d)   A written certificate, subscribed and sworn before a Notary Public, from Tenant's general Contractor as follows: "There are no known mechanics' or materialmen's liens outstanding, all due and payable bills with respect to the Tenant Improvements have been paid, and there is no known basis for the filing of any mechanics' or materialmen's liens against the Expansion Premises, the Building or the Property, and, to the best of our knowledge, waivers from all subcontractors and materialmen are valid and constitute an effective waiver of lien under applicable law."

              (e)   Copies of all of Tenant's contractors' warranties.

              (f)    A reproducible copy of the "as built" drawings of the Tenant Improvements.

              (g)   Any other items reasonably requested by Landlord.

  Within thirty (30) days after receipt of all of the above, Landlord shall make its disbursement of the final ten percent (10%) of the Expansion Improvement Allowance (or so much of the Expansion Improvement Allowance that has not yet been paid by Landlord, but in no event to exceed, in the aggregate, the actual cost of the design and construction of the Tenant Improvements) to Tenant or Tenant's contractors, as applicable, as required above.

  Any portion of the Expansion Improvement Allowance not used in the design, construction and installation of the Tenant Improvements shall be retained by Landlord, and Tenant shall have no right to receive or apply toward Tenant's rental obligations any portion of the Expansion Improvement Allowance not actually used. Further, Landlord shall only be obligated to pay the Expansion Improvement Allowance (or portions thereof) to the extent Tenant has incurred the costs of the design, construction and installation of the Tenant Improvements within the first twelve (12) months after the Expansion Premises Commencement Date.

          1.4.    Governmentally-Required Changes.    Tenant acknowledges that, pursuant to all applicable Laws and regulations (including, without limitation, Title III of the Americans with Disabilities Act of 1990 and the Building Code of the City of Los Angeles, California), the construction of the Tenant Improvements in the Expansion Premises may result in additional governmentally-required alterations or improvements to the Expansion Premises or the Building. If the proposed design and construction of the Tenant Improvements results in any such governmentally-required alterations or improvements being imposed as a condition to the issuance of applicable permits or approvals, then Tenant shall be solely responsible for all costs and expenses relating to such additional governmentally-required alterations and improvements (which shall be constructed by Landlord); provided, however, that if the performance of such governmentally-required alterations or improvements can be avoided by modifying the cost, design or manner of construction of the Tenant Improvements, then Tenant may elect to modify the Tenant Improvements in accordance with the provisions of this Tenant Work Letter (including, without limitation, Section 1.5 below). Landlord shall notify Tenant of any such required alterations or improvements promptly after Landlord is notified of the same.

          Landlord shall be responsible for the costs required in the Expansion Premises or the common areas by any applicable governmental agency to comply with the Americans with Disabilities Act as it is applied and interpreted as of the date of this Amendment, including repairs or alterations required to comply with Laws generally applicable to the use of the Expansion Premises as office space and not required or caused by Tenant's particular use or activities, except to the extent the cost of complying is due to the acts or omissions of Tenant, and except any costs of complying with Laws not in effect as of the date of this Amendment or as any Laws in effect as of the date of this Amendment may be amended, changed, added to, interpreted or re-interpreted by applicable governmental authority or court decision, or administrative ruling subsequent to the date of this Amendment. Tenant shall be responsible for the costs required in the Expansion Premises and the common areas by any applicable governmental agency to comply with the Americans with Disabilities Act, and which are required or caused by Tenant's particular use or activities.

          1.5.    Changes.    If Tenant desires any change, addition or alteration in or to the Space Plan or any Construction Documents ("Changes"), Tenant shall cause additional Construction Documents implementing such Changes to be prepared. All Changes shall be subject to Landlord's approval as set forth in Section 1.1 of this Tenant Work Letter. Tenant shall be solely responsible for all costs resulting from any Changes.

          1.6    Notice of Completion.    Upon completion of the Tenant Improvements, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 3093 of the Civil Code of the State of California or any successor statute.

        2.    Ownership of Tenant Improvements.    All Tenant Improvements shall become a part of the Expansion Premises, shall be the property of Landlord and, subject to the provisions of the Lease, shall be surrendered by Tenant with the Expansion Premises, without any compensation to Tenant, at the expiration or termination of the Lease in accordance with the provisions of the Lease.

INITIALS:
Landlord	/s/ JH
Tenant	/s/ JI

QuickLinks

  Exhibit 10.36
SECOND AMENDMENT TO LEASE
Recitals